Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-207680) pertaining to the 401(k) Plan of Hewlett Packard Enterprise of our report dated June 12, 2018, with respect to the financial statements and schedules of the Hewlett Packard Enterprise 401(k) Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2017.

/s/ Ernst & Young LLP San Jose, California June 12, 2018